CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 9, 2016, with respect to the consolidated financial statements of Arc Lifestyle Group Inc. and its affiliate, Shanghai Fan Xi Commerce Co. Ltd. (together, the “Company”) as of June 30, 2015 and for the period from April 6, 2015 (Inception) to June 30, 2015, which is contained in Exhibit 23.2 of the amended Registration Statement on Form S-1 (the “Registration Statement”). We consent to the use of the aforementioned report and to the use of our name as the Company’s registered public accounting firm, in the Registration Statement on Form S-1.

/s/ Montgomery Coscia Greilich LLP

Plano, TX

February 11, 2016